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                                                                    EXHIBIT 12.1

                          TESORO PETROLEUM CORPORATION

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS

                                                                                          PRO FORMA
                                                                                         AS ADJUSTED
                                                                            PRO FORMA      FOR THE
                                                                               AS         CALIFORNIA
                                                                            ADJUSTED     ACQUISITION                  PRO FORMA
                                                                             FOR THE       AND THE                   AS ADJUSTED
                                                                           CALIFORNIA     FINANCING                    FOR THE
                                                                           ACQUISITION   TRANSACTIONS     TESORO      FINANCING
                                          TESORO HISTORICAL                    (a)           (a)        HISTORICAL   TRANSACTIONS
                              ------------------------------------------   -----------   ------------   ----------   ------------
                                                     YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------      THREE MONTHS ENDED
                              1998     1999     2000     2001     2002        2002           2002            MARCH 31, 2003
                              -----   ------   ------   ------   -------   -----------   ------------   -------------------------
                                                                     (DOLLARS IN MILLIONS)
EARNINGS:
  Earnings (Loss) from
    continuing operations
    before income taxes and
    extraordinary loss......  $12.1   $ 51.2   $123.5   $146.9   $(181.3)    $(258.6)      $(248.7)       $32.5         $36.5
  Interest expense, net of
    capitalized
    interest(b).............   24.8     36.7     31.7     51.6     157.8       179.8         166.9         44.0          39.2
  Amortization of debt
    discount................    0.1      0.2      0.2      0.3       6.3        10.0          10.8          2.6           2.8
  Amortization of debt
    issuance costs..........    0.3      0.7      0.8      0.9       2.0         2.2           4.4          0.6           1.2
  Estimated interest portion
    of rents(c).............   17.4     22.4     19.8     17.0      27.5        28.8          28.8          7.4           7.4
                              -----   ------   ------   ------   -------     -------       -------        -----         -----
    Total Earnings..........  $54.7   $111.2   $176.0   $216.7   $  12.3     $ (37.8)      $ (37.8)       $87.1         $87.1
                              -----   ------   ------   ------   -------     -------       -------        -----         -----
FIXED CHARGES:
  Interest expense whether
    expensed or
    capitalized(b)..........  $24.9   $ 37.3   $ 32.4   $ 56.7   $ 160.3     $ 182.3       $ 169.4        $45.3         $40.5
  Amortization of debt
    discount................    0.1      0.2      0.2      0.3       6.3        10.0          10.8          2.6           2.8
  Amortization of debt
    issuance costs..........    0.3      0.7      0.8      0.9       2.0         2.2           4.4          0.6           1.2
  Estimated interest portion
    of rents(c).............   17.4     22.4     19.8     17.0      27.5        28.8          28.8          7.4           7.4
                              -----   ------   ------   ------   -------     -------       -------        -----         -----
    Total Fixed Charges.....  $42.7   $ 60.6   $ 53.2   $ 74.9   $ 196.1     $ 223.3       $ 213.4        $55.9         $51.9
                              -----   ------   ------   ------   -------     -------       -------        -----         -----
Ratio of Earnings to Fixed
  Charges...................   1.28x    1.83x    3.31x    2.89x      (d)         (e)           (f)         1.56x         1.68x
                              -----   ------   ------   ------   -------     -------       -------        -----         -----

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(a)  The pro forma information giving effect to the California Acquisition is based on historical data and we believe it is not indicative of the results of future operations. A major turnaround at our California refinery, including the refinery's fluid coker, was completed in March 2002, and a turnaround of the larger crude unit was completed in the second quarter of 2002. The inclusion of the results of our California Acquisition prior to May 17, 2002, the date of the consummation of that acquisition, in our pro forma as adjusted results for the year ended December 31, 2002 resulted in a $46 million increase in our net loss from our historical results (a) for the same period. The next scheduled turnaround at our California refinery is for the hydrocracker in the fourth quarter of 2004.

(b)  Includes interest expense and other financing costs.

(c) For a majority of the marine charter leases, the interest portion of rents was estimated by using our incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense, including marine

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     charters, was approximately $54 million, $64 million, $60 million, $66 million and $92 million for the years ended 1998, 1999, 2000, 2001 and 2002, respectively, and $25 million for the three months ended March 31, 2003.

(d) For the year ended December 31, 2002, fixed charges exceeded earnings by $183.8 million.

(e) For the year ended December 31, 2002, fixed charges exceeded earnings by $261.1 million on a pro forma basis as adjusted for the California Acquisition. See footnote (a) above.

(f) For the year ended December 31, 2002, fixed charges exceeded earnings by $251.2 million on a pro forma basis as adjusted for the California Acquisition and the Financing Transactions. See footnote (a) above.

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